Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
THIRD QUARTER 2008 RESULTS

Irvine, California - November 3, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its third quarter ended September 30, 2008.

For the quarter ended September 30, 2008, UPFC reported net loss of $6.5 million, compared to net income of $2.6 million for the same period a year ago. Interest income decreased 8.2% to $54.8 million for the quarter ended September 30, 2008 from $59.7 million for the same period a year ago. UPFC reported net loss of $0.41 per diluted share for the quarter ended September 30, 2008 compared to net income of $0.16 per diluted share for the same period a year ago. The reported net loss for the quarter ended September 30, 2008 includes an after tax charge of $8.9 million or $0.56 per diluted share for restructuring charges associated with the closure of 27 branches in the third quarter of 2008 and other non-recurring charges.

For the nine months ended September 30, 2008, UPFC reported net loss of $1.1 million, compared to net income of $10.2 million for the same period a year ago. Interest income increased 0.5% to $170.9 million for the nine months ended September 30, 2008 from $170.0 million for the same period a year ago. UPFC reported net loss of $0.07 per diluted share for the nine months ended September 30, 2008 compared to net income of $0.62 per diluted share for the same period a year ago. The reported net loss for the nine months ended September 30, 2008 includes an after tax charge of $13.2 million or $0.84 per diluted share for restructuring charges associated with the closure of 63 branches during the nine months ended September 30, 2008 and other non-recurring charges.

As a result of the continued disruptions in the capital markets, including the uncertainty for use of securitizations as a source of financing, as well as the lack of available borrowing capacity under a warehouse facility for an extended period of time, UPFC determined to downsize its operations and reduce its branch footprint in order to lower expenses and meet required liquidity needs. During the quarter ended September 30, 2008, UPFC closed an additional 27 branches bringing the total number of branches to 79 branches in operation as of September 30, 2008. The majority of closures were from the consolidation of branches within the same market. The closures of the 63 branches year-to-date resulted in a decrease in the number of employees of approximately 400 or 35% of the work force since December 31, 2007. These closures will result in a significant reduction in overall operating expenses. In addition, UPFC has suspended new loan originations during the end of the third quarter of 2008 to allow UPFC's outstanding receivables to shrink to a level where UPFC's capital base will be able to finance future originations at lower advance structures available in the market.

On August 22, 2008, UPFC entered into an amendment to its $300 million warehouse facility, which UPFC has historically used to fund its automobile finance operations to purchase automobile contracts pending securitization. As part of the amendment to exit the warehouse facility, UPFC incurred a fee payable in the amount of $7.3 million. The fee has been recorded as part of the non-recurring charges. The amendment continued the revolving nature of the warehouse facility through its previously scheduled maturity of October 16, 2008. Subsequently, the warehouse facility has now converted to a term loan for an additional one-year term, which amortizes pursuant to a pre-determined schedule, providing that UPFC will pay all amounts owed under the warehouse facility by October 16, 2009. Management is currently pursuing and evaluating alternative sources of financing and is also considering selling receivables on a whole-loan basis. At this time, there is no assurance UPFC will be able to arrange for other types of interim financing or be able to sell receivables on a whole-loan basis in the future.

UPFC has obtained temporary waivers from the insurance providers that insure UPFC’s outstanding securitizations regarding the approval of the appointment of Mr. James Vagim as UPFC’s chief executive officer and has also obtained temporary waivers regarding a covenant that UPFC maintain a $250 million warehouse line. UPFC is continuing discussions with the insurance providers to obtain permanent waivers, but there is no assurance UPFC will obtain such waivers. If UPFC is unable to obtain permanent waivers or continued temporary waivers for both these items, then each insurance provider may elect to enforce the various rights and remedies that are governed by the different transaction documents for each securitization.

On August 8, 2008, UPFC entered into an agreement to sell $10.0 million of receivables on a whole-loan basis with servicing released.

UPFC purchased $38.1 million of automobile contracts during the third quarter of 2008, compared with $149.3 million during the same period a year ago. Contracts outstanding totaled $836.8 million at September 30, 2008, compared with $944.1 million at September 30, 2007, representing an 11.4% decrease. The decrease is due to UPFC suspending new loan originations during the end of the third quarter of 2008.

The decrease in net income for the quarter ended September 30, 2008 compared to the same period a year ago primarily reflects the following:

•
Interest income decreased 8.2% to $54.8 million from $59.7 million due primarily to a decrease in average loans outstanding as a result of UPFC’s strategy of downsizing its operations, suspending new loan originations and reducing its branch footprint in order to lower expenses and meet required liquidity needs.

•
Interest expense increased to $13.1 million from $12.5 million due primarily to higher market interest rates on the warehouse facility. As a result, net interest margin decreased from 79.0% for the quarter ended September 30, 2007 to 76.0% for the quarter ended September 30, 2008.

•
Provision for loan losses increased due to an increase in the annualized charge-off rate to 9.14% for the quarter ended September 30, 2008 from 6.66% for the same period a year ago. The factors that impact the increased charge-off rate are the overall deteriorating economic environment and the adverse effect of a smaller denominator from a declining automobile receivable balance.

•
Non-interest expense increased to $33.9 million from $23.7 million for the same period a year ago. The increase in non-interest expense was due to a pretax restructuring charge of $4.1 million ($2.6 million after tax) associated with the closure of 27 branches. The restructuring charge included severance, fixed asset write-offs, closure and post-closure costs and a $1.8 million reserve for estimated future lease obligations. The other non-recurring charge of $9.9 million ($6.3 million after tax) includes $7.3 million fee payable on the exit from the warehouse facility and $2.6 million associated with professional fees paid on discontinued financing transactions. Non-interest expense, excluding the restructuring charges and other non-recurring charges as a percentage of average loans dropped to 8.9% from 10.1% for the same period a year ago.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as UPFC’s on securitizations; the lack of a securitization market; UPFC’s need for substantial liquidity to run its business; loans UPFC made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which UPFC faces; changes in the interest rate environment; general economic conditions; the effects of accounting changes; inability to manage consolidating operations; inability to obtain permanent waivers from monoline providers; and other risks discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #
Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	September 30, 2008	December 31, 2007
(Dollars in thousands)
Assets
Cash	$6,981	$9,909
Short term investments	9,881	7,332
Cash and cash equivalents	16,862	17,241
Restricted cash	75,450	73,633
Loans	801,017	882,651
Allowance for loan losses	(47,800)	(48,386)
Loans, net	753,217	834,265
Premises and equipment, net	5,225	6,799
Interest receivable	9,151	10,424
Other assets	34,670	34,819
Total assets	$894,575	$977,181

Liabilities and Shareholders’ Equity
Securitization notes payable	$469,228	$762,245
Warehouse line of credit	237,378	35,625
Accrued expenses and other liabilities	18,938	9,660
Junior subordinated debentures	10,310	10,310
Total liabilities	735,854	817,840

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 15,737,399 shares issued and outstanding at September 30, 2008 and December 31, 2007	50,025	49,504
Retained earnings	108,696	109,837

Total shareholders’ equity	158,721	159,341

Total liabilities and shareholders’ equity	$894,575	$977,181

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest Income
Loans	$54,281	$58,668	$169,078	$166,966
Short term investments and restricted cash	482	1,058	1,781	3,039
Total interest income	54,763	59,726	170,859	170,005
Interest Expense
Securitization notes payable	7,995	10,171	28,187	27,922
Warehouse line of credit	5,004	2,058	8,552	5,924
Other interest expense	149	303	488	801
Total interest expense	13,148	12,532	37,227	34,647
Net interest income	41,615	47,194	133,632	135,358
Provision for loan losses	18,822	20,031	51,544	48,536
Net interest income after provision for loan losses	22,793	27,163	82,088	86,822

Non-interest Income	877	469	1,916	1,316

Non-interest Expense
Compensation and benefits	13,032	15,054	44,851	45,987
Occupancy	2,037	2,372	6,641	6,818
Other non-interest expense	4,816	6,303	16,234	18,659
Restructuring charges	4,139	—	7,924	—
Other non-recurring charges	9,890	—	9,890	—
Total non-interest expense	33,914	23,729	85,540	71,464

(Loss) income before income taxes	(10,244)	3,903	(1,536)	16,674
Income taxes	(3,765)	1,345	(395)	6,453
Net (loss) income	$(6,479)	$2,558	$(1,141)	$10,221
Earnings per share-basic:
Net (loss) income	$(0.41)	$0.16	$(0.07)	$0.64
Weighted average basic shares outstanding	15,737	15,732	15,737	15,990
Earnings per share-diluted:
Net (loss) income	$(0.41)	$0.16	$(0.07)	$0.62
Weighted average diluted shares outstanding	15,789	16,044	15,811	16,558

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity

	(Dollars in thousands)
Balance, December 31, 2007	15,737,399	$49,504	$109,837	$159,341
Net loss	—	—	(1,141)	(1,141)
Stock-based compensation expense	—	521	—	521

Balance, September 30, 2008	15,737,399	$50,025	$108,696	$158,721

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars in thousands)	At or For the Three Months Ended				At or For the Nine Months Ended
	September 30, 2008		September 30, 2007		September 30, 2008		September 30, 2007

Operating Data
Contracts purchased	$38,136		$149,294		$266,574		$484,741
Contracts outstanding	$836,792		$944,101		$836,792		$944,101
Unearned acquisition discounts	$(35,775)		$(45,728)		$(35,775)		$(45,728)
Average loan balance	$884,433		$934,334		$910,319		$887,548
Unearned acquisition discounts to gross loans	4.28%		4.84%		4.28%		4.84%
Average percentage rate to borrowers	22.72%		22.62%		22.72%		22.62%

Loan Quality Data
Allowance for loan losses	$(47,800)		$(46,050)		$(47,800)		$(46,050)
Allowance for loan losses to gross loans net of unearned acquisition discounts	5.97%		5.13%		5.97%		5.13%
Delinquencies (% of net contracts) 31-60 days 61-90 days 90+ days	1.13 0.29 0.15	% % %	0.71 0.28 0.18	% % %	1.13 0.29 0.15	% % %	0.71 0.28 0.18	% % %
Total	1.57%		1.17%		1.57%		1.17%
Repossessions over 30 days past due (% of net contracts)	1.08%		0.76%		1.08%		0.76%
Annualized net charge-offs to average loans (1)	9.14%		6.66%		7.65%		5.80%

Other Data
Number of branches	79		142		79		142
Number of employees	750		1,095		750		1,095
Interest income	$54,763		$59,726		$170,859		$170,005
Interest expense	$13,148		$12,532		$37,227		$34,647
Interest margin	$41,615		$47,194		$133,632		$135,358
Net interest margin as a percentage of interest income	75.99%		79.02%		78.21%		79.62%
Net interest margin as a percentage of average loans (1)	18.72%		20.04%		19.61%		20.39%
Non-interest expense to average loans (1)	15.25%		10.08%		12.55%		10.77%
Non-interest expense to average loans (2)	8.94%		10.08%		9.94%		10.77%
Return on average assets (1)	(2.74%)		1.03%		(0.16%)		1.45%
Return on average shareholders’ equity (1)	(15.59%)		6.46%		(0.94%)		8.72%
Consolidated capital to assets ratio	17.74%		16.01%		17.74%		16.01%
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(1)	Quarterly information is annualized for comparability with full year information.
(2)	Excluding restructuring charges and other non-recurring charges.